Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of SunOpta Inc. for the registration of 20,726,126 of its common shares and to the incorporation by reference therein of our reports dated March 3, 2021, with respect to the consolidated financial statements of SunOpta Inc. and the effectiveness of internal control over financial reporting of SunOpta Inc., included in its Annual Report (Form 10-K) for the year ended January 2, 2021, filed with the Securities and Exchange Commission.

Yours very truly,

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 3, 2021